Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK Reports Strong FY09 Second Quarter Earnings – Driven by 27 Percent Rise in Net
Income, Strong Sales and Improved Margins

Second Quarter EPS – up 30 Percent to $1.87 Per Share

ATK Raises Full-Year EPS Guidance

ATK Confirms Full-Year Sales and Free Cash

Minneapolis, October 30, 2008 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the second quarter of fiscal year 2009, which ended on September 28, rose 30 percent from the prior-year quarter to $1.87.   Based on the strength of its financial performance through the first half of the year, better visibility into the remainder of FY09, benefits related to a lower share count, and the extension of the Federal R&D tax credit, the company is raising its full-year EPS expectations to a range of $7.40 - $7.50, up from previous guidance of $7.25 - $7.35.

Sales for the quarter were $1.1 billion, a six percent increase over the prior-year quarter.  Net income for the quarter rose 27 percent to $65 million.  The company reported improved margins across the business at 11 percent, up from the previous year’s quarterly performance of 10.2 percent.  The margin improvement benefitted from strong program execution across all businesses and reduced pension expense.

“At the midpoint in our fiscal year, we are delivering strong top-line and bottom-line results,” said Dan Murphy, Chairman and CEO.  “Our existing business is strong and we continue executing a long-term growth strategy.”

During the quarter, ATK won several new strategic programs and signed significant partnership arrangements to pursue new business opportunities including:

•                  A contract of more than $100 million for system design and development of the U.S. Navy Multi-Stage Supersonic Target (MSST).  Production options could significantly add to the total value.

•                  A $10 million contract with the U.S. Army for the Excalibur 1b 155mm precision projectile.  Production value of Excalibur 1b could exceed $350 million.

•                  A $53 million contract with the U.S. Army to produce the Mk19 Grenade Machine Gun, enabling a significant expansion beyond the company’s core medium-caliber gun systems.

•                  A 10-year contract with joint-venture partner Day & Zimmerman, to operate the Iowa and Milan Army Ammunition Plants, adding two new facilities to the company’s portfolio of government owned, company operated plants.

•                  ATK joined forces with Lockheed Martin and Northrop Grumman to pursue the Multi-Service, Multi-Role Missile.

•                  ATK and Belgium-based FN Herstal announced an agreement to pursue integrated weapon systems world wide for commercial, law enforcement and military customers.

•                  ATK and Israel-based Elbit signed an agreement to pursue the Guided Advanced tactical rocket, a precision air-delivered, land-attack 70mm rocket.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the second quarter of fiscal year 2009, which ended on September 28, 2008 (in thousands).

External Sales:

	Quarters Ended				Six Months Ended
	September 28, 2008	September 30, 2007	$ Change	% Change	September 28, 2008	September 30, 2007	$ Change	% Change

ATK Armament Systems	$422,862	$354,697	$68,165	19.2%	$864,436	$690,199	$174,237	25.2%
ATK Mission Systems	280,542	273,573	6,969	2.5%	557,045	530,038	27,007	5.1%
ATK Space Systems	388,547	401,075	(12,528)	(3.1)%	795,335	767,480	27,855	3.6%
Total external sales	$1,091,951	$1,029,345	$62,606	6.1%	$2,216,816	$1,987,717	$229,099	11.5%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended			Six Months Ended
	September 28, 2008	September 30, 2007	$ Change	September 28, 2008	September 30, 2007	$ Change

ATK Armament Systems	$42,969	$32,182	$10,787	$87,129	$61,059	$26,070
ATK Mission Systems	35,785	29,881	5,904	68,619	57,332	11,287
ATK Space Systems	47,982	48,427	(445)	84,224	99,325	(15,101)
Corporate	(6,091)	(5,415)	(676)	(10,995)	(11,137)	142
Total	$120,645	$105,075	$15,570	$228,977	$206,579	$22,398

SEGMENT RESULTS

ATK operates three principal business groups: Armament Systems, Mission Systems, and Space Systems.   The company reorganized to this structure during the first quarter of FY09.  The financial results reported in this release reflect the reorganization for both FY08 and FY09.

ATK ARMAMENT SYSTEMS

Sales in the Armament Systems group rose 19 percent to $423 million compared to $355 million in the prior-year quarter.  The strong performance reflects significant increases in commercial products, particularly law enforcement and international ammunition sales.  The quarter also reflects strong sales growth in medium-caliber ammunition, continued strength in military small-caliber ammunition, and increased facility modernization funding.

Earnings before interest, taxes, and minority interest (operating profit) rose 34 percent to $43 million from $32 million in the prior-year quarter, reflecting higher volumes and strong program execution.

ATK MISSION SYSTEMS

Sales in the Mission Systems group rose three percent to $281 million from $274 million in the prior-year quarter.  The increase reflects sales growth in the company’s tactical rocket motor business, space stage motors and NASA programs, partially offset by lower sales of force protection systems.

Operating profit increased 20 percent to $36 million, compared to $30 million in the prior-year quarter.  The increase reflects higher volumes and strong program execution.

ATK SPACE SYSTEMS

Sales in the Space Systems group declined by three percent to $389 million, compared to $401 million in the prior-year quarter.  Sales on Ares I work and the Space Shuttle program remained strong.  The decrease reflects the expected lower revenue on the Minuteman III program, as well as declines in satellite activities and delays in NASA’s Orion launch abort system.

Operating profit of $48 million benefited from increased volumes in Ares I and improved margins in strategic programs.  These were offset by lower volumes in spacecraft and the close out of a strategic program booked the prior year.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $6.1 million compared to $5.4 million in the prior-year period.  Interest expense for the quarter was approximately $17 million, compared to approximately $26 million in the prior-year quarter.  The decrease primarily reflects the absence of a non-cash charge last year related to the accelerated write-off of unamortized debt issuance costs associated with the company’s convertible bonds due in 2024, as well as declines in the company’s borrowing rate and lower outstanding debt.

Free cash used in the first six months of the fiscal year was approximately $27 million compared to free cash generated in the prior-year period of approximately $97 million, reflecting higher levels of working capital due primarily to strong growth in the commercial products business, the timing of tax payments, and increased capital expenditures to execute the company’s continuous growth strategy (see reconciliation table for details).  In the second quarter of FY09, the company utilized its recently authorized share repurchase program to acquire approximately 300,000 shares of its common stock to offset share dilution.

OUTLOOK

ATK continues to expect full-year sales of approximately $4.55 billion, reflecting stronger than anticipated sales in the company’s Armament Systems group, offset by flattening sales within the Space Systems group.  It is raising its EPS estimate to a range of $7.40 - $7.50, up from previous guidance of $7.25 - $7.35, reflecting increased visibility into the remainder of the year, the positive impact on earnings related to a lower share count, and extension of the Federal R&D tax credit.  For the year, the number of shares outstanding is now expected to be approximately 34.5 million.  The company continues to expect full-year FY09 operating margins to be approximately 10.5 percent.

The effective tax rate is now expected to be slightly less than 37 percent.  Pension expenses are expected to be approximately $40 million.  Capital expenditures in FY09 are expected to be approximately $120 million.  The company continues to expect free cash flow of approximately $260 million for the full year (see reconciliation table for details).

ATK is a premier aerospace and defense company with more than 17,000 employees in 21 states and approximately $4.6 billion in revenue.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; challenges faced in restoring profitability to the company’s spacecraft structures business, changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Six Months Ended		Projected Year Ending
	September 28, 2008	September 30, 2007	March 31, 2009
	(in thousands)	(in thousands)	(in thousands)
Cash provided by operating activities	$31,586	$131,257	$ ~380,000
Capital expenditures	(59,000)	(34,595)	~(120,000)
Free cash flow (used) generated	$(27,414)	$96,662	$ ~260,000

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		SIX MONTHS ENDED
	September 28,	September 30,	September 28,	September 30,
(In thousands except per share data)	2008	2007	2008	2007

Sales	$1,091,951	$1,029,345	$2,216,816	$1,987,717
Cost of sales	851,720	830,976	1,757,313	1,597,158
Gross profit	240,231	198,369	459,503	390,559
Operating expenses:
Research and development	25,419	17,325	47,140	30,008
Selling	39,121	30,861	77,808	60,791
General and administrative	55,046	45,108	105,578	93,181
Total operating expenses	119,586	93,294	230,526	183,980
Income before interest, income taxes, and minority interest	120,645	105,075	228,977	206,579
Interest expense	(16,850)	(26,055)	(33,559)	(45,352)
Interest income	232	416	599	700
Income before income taxes and minority interest	104,027	79,436	196,017	161,927
Income tax provision	39,029	28,171	73,062	58,084
Income before minority interest	64,998	51,265	122,955	103,843
Minority interest, net of income taxes	16	90	106	264
Net income	$64,982	$51,175	$122,849	$103,579

Earnings per common share:
Basic	$1.98	$1.55	$3.74	$3.12
Diluted	$1.87	$1.44	$3.51	$2.95

Average number of common shares	32,819	33,120	32,823	33,193
Average number of common and dilutive shares	34,796	35,450	34,994	35,157

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	September 28, 2008	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$63,153	$119,773
Net receivables	945,646	798,468
Net inventories	205,281	205,825
Deferred income tax assets	88,334	88,282
Other current assets	24,563	35,568
Total current assets	1,326,977	1,247,916
Net property, plant, and equipment	499,520	492,336
Goodwill	1,243,696	1,236,196
Prepaid and intangible pension assets	27,515	25,280
Deferred charges and other non-current assets	193,622	194,466
Total assets	$3,291,330	$3,196,194
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$486,875
Accounts payable	196,074	$215,755
Contract advances and allowances	75,588	81,624
Accrued compensation	118,600	147,287
Accrued income taxes	20,391	41,681
Other accrued liabilities	189,400	144,540
Total current liabilities	1,086,928	630,887
Long-term debt	968,125	1,455,000
Deferred income tax liabilities	41,110	38,316
Postretirement and postemployment benefits liabilities	136,020	138,378
Accrued pension liability	95,069	84,267
Other long-term liabilities	112,302	108,238
Total liabilities	2,439,554	2,455,086
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,710,339 shares at September 28, 2008 and 32,795,800 at March 31, 2008	327	328
Additional paid-in-capital	468,525	467,857
Retained earnings	1,438,773	1,315,924
Accumulated other comprehensive loss	(372,475)	(376,636)
Common stock in treasury, at cost, 8,844,722 shares held at September 28, 2008 and 8,759,261 at March 31, 2008	(683,374)	(666,365)
Total stockholders’ equity	851,776	741,108
Total liabilities and stockholders’ equity	$3,291,330	$3,196,194

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED
(In thousands)	September 28, 2008	September 30, 2007
Operating activities
Net income	$122,849	$103,579
Adjustments to net income to arrive at cash
provided by operating activities:
Depreciation	38,148	34,980
Amortization of intangible assets	2,808	2,865
Amortization of deferred financing costs	1,438	2,441
Write-off of debt issuance costs associated with convertible subordinate debt	—	5,600
Deferred income taxes	(18)	4,184
Loss on disposal of property	314	1,610
Minority interest, net of income taxes	106	264
Share-based plans expense	9,718	11,770
Excess tax benefits from share-based plans	(3,151)	(8,062)
Changes in assets and liabilities:
Net receivables	(147,178)	(49,882)
Net inventories	2,934	(40,327)
Accounts payable	(10,063)	16,203
Contract advances and allowances	(6,036)	(1,045)
Accrued compensation	(32,606)	(36,478)
Accrued income taxes	(12,280)	38,486
Pension and other postretirement benefits	13,435	17,243
Other assets and liabilities	51,168	27,826
Cash provided by operating activities	31,586	131,257
Investing activities
Capital expenditures	(59,000)	(34,595)
Acquisition of business	(7,511)	(101,195)
Proceeds from the disposition of property, plant, and equipment	321	319
Cash used for investing activities	(66,190)	(135,471)
Financing activities
Change in cash overdrafts	—	17,388
Net borrowings on line of credit	—	75,000
Payments made for debt issue costs	(5)	(105)
Net purchase of treasury shares	(31,616)	(100,068)
Proceeds from employee stock compensation plans	6,454	11,473
Excess tax benefits from share-based plans	3,151	8,062
Cash (used for) provided by financing activities	(22,016)	11,750
Increase in cash and cash equivalents	(56,620)	7,536
Cash and cash equivalents - beginning of period	119,773	16,093
Cash and cash equivalents - end of period	$63,153	$23,629